Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Investor Relations

(617) 342-6244

Ethel Shepard

Corporate Affairs
617-342-6254

Cabot To Close Australian Carbon Black Plant

BOSTON, MA (October 27, 2004) –Cabot Corporation (CBT/NYSE) announced today that it intends to close its carbon black manufacturing facility in Altona, Australia. This closure, which is subject to certain consultation processes, is planned to occur in early October 2005.

The decision to close the facility was driven by a number of factors including, in particular, Cabot’s raw materials supplier’s indication that they would cease supply in September 2005. In addition, the domestic carbon black market in Australia is in decline. The Company is in the process of debottlenecking certain of its Asia Pacific carbon black manufacturing plants in order to replace the 45,000 metric tons of production capacity in Altona.

Kennett Burnes, Cabot’s Chairman and CEO stated, “This is a difficult decision and one that saddens us greatly. The Altona employees have worked very hard over the years and have operated the plant very effectively in order to support Cabot’s growth in the Asia Pacific region. Unfortunately, this step is necessary as we have no viable, cost-competitive alternative for our raw material supply in Australia.”

The Company expects that this closure plan will result in an estimated after-tax charge to earnings of approximately $12 million over the next two years. Net cash outlays related to the closure over this period are expected to be approximately $5 million, which include the anticipated proceeds from the sale of certain assets. The Company anticipates that because of the consolidation of production in fewer plants, the reduced operating costs will generate a payback on the Altona closure costs in less than two years.

Cabot Corporation is a global specialty chemicals and materials company and is headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, and capacitor materials.